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                                                                      EXHIBIT 23

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
OSI Pharmaceuticals, Inc.:

     We consent to the incorporation by reference in the registration statements on Forms S-3 (No. 333-110938) and on Forms S-8 (No. 333-91118, 333-65072, No.
333-42274, No. 333-39509, No. 333-06861, No. 33-64713, No. 33-60182, No.
33-38443, and No. 33-8980) of OSI Pharmaceuticals, Inc. of our report dated November 29, 2004, with respect to the consolidated balance sheets of OSI Pharmaceuticals, Inc. and subsidiaries as of September 30, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 2004, which report appears in the September 30, 2004 annual report on Form 10-K of OSI Pharmaceuticals, Inc.

     As discussed in Note 1 (b) to the consolidated financial statements, the Company adopted EITF 00-21 "Revenue Arrangements with Multiple Deliverables" in 2004.

     As discussed in notes 1(j) and 8 to the consolidated financial statements, the Company fully adopted the provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" in 2003.

     As discussed in notes 10 to the consolidated financial statements, the Company early adopted Statement of Financial Accounting Standards No. 145 "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections" relating to the classification of the effect of early debt extinguishments in 2002.

                                          /s/ KPMP LLP

Melville, New York
December 13, 2004